EX-99.23.j.i

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 12 on Form N-1A of the StockCar Stocks Index Fund, a series of StockCar Stocks Mutual Fund, Inc., of our report dated October 13, 2005 on the financial statements and financial highlights included n the September 30, 2005 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

/s/BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

January 12, 2006